Exhibit 10.29

LOAN AGREEMENT

Re: $15,000,000 REVOLVING CREDIT FACILITY

(THE "CREDIT FACILITY")

FOR

MAPINFO CORPORATION

This loan agreement (the "Loan Agreement") made the 29th day of September, 2004 by and between MAPINFO CORPORATION, a Delaware business corporation authorized to do business in the State of New York with its principal office and place of business at One Global View, Troy, New York 12180 (the "Borrower"), and CHARTER ONE BANK, N.A., a national banking association having an office at 833 Broadway, Albany, New York 12207 (the "Bank").

W I T N E S S E T H:

WHEREAS, the Borrower has applied to the Bank for a $15,000,000.00 revolving credit facility (the "Revolving Credit Facility") the proceeds of which are to be used for working capital and general corporate purposes, including possible acquisitions, and

WHEREAS, the Bank upon the terms and conditions hereinafter set forth has agreed to establish the Revolving Credit Facility for the Borrower and make advances thereunder upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration exchanged between the parties hereto, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Loan Agreement, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Advance" or "Advances" means any advance or advances under the Revolving Credit Facility.

"Affiliate" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Bank" means Charter One Bank, N.A., a national banking association, its successors and/or assigns.

"Board" means the Board of Governors of the Federal Reserve System.

"Borrower" means MapInfo Corporation, a Delaware business corporation, its successors and/or assigns.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York State are authorized or required to close under the laws of the State of New York and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

"Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

"Commitment" means the Bank's obligation to make Advances to the Borrower under the Revolving Credit Facility pursuant to Section 2.01 hereof in the amounts referred to therein.

"Debt" means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guarantees, endorsements (other then for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

"Default" means any of the events specified in Section 6.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Default Interest Rate" means the rate of interest, as specified in Section 2.13 hereof, payable on the Revolving Credit Facility after the occurrence of a payment default.

"Dollars" and the sign "$" mean lawful money of the United States of America.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

"Eurocurrency Reserve Requirement" means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by the Bank against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities which includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets which include LIBOR Loans.

"Event of Default" means any of the events specified in Section 6.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Fiscal Year" means the fiscal year the Borrower and its Subsidiaries use for filing tax returns, which Fiscal Year as of the date hereof ends on September 30 of each year.

"Funded Debt" means any Indebtedness, to include the borrowings outstanding under the Revolving Credit Facility, Capital Leases and any issuance by the Borrower or its Subsidiaries of public or private debt, regardless of maturity.

"GAAP" means generally accepted accounting principles in the United States.

"Hazardous Materials" means any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation.

"Indebtedness" means, for any Person, all indebtedness or other obligations of such Person for borrowed money, including all indebtedness arising with respect to any letters of credit issued for or on behalf of a Person.

"Interest Period" means (i) with respect to any LIBOR Loan, the period commencing on the date such Loan is made, and ending on the numerically corresponding day of the Libor Rate Interest Period selected by the Borrower, which period shall be one (1), two (2), three (3), four (4) or six (6) months, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, and (ii) with respect to Prime Loans the period commencing on the date such Loan is made and ending ninety (90) days thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) No Interest Period may extend beyond the Termination Date;

(b) No Interest Period may extend beyond a principal repayment date for the Revolving Credit Facility unless, after giving effect thereto, the aggregate principal amount of the LIBOR Loans having Interest Periods that end after such principal repayment date shall be equal to or less than the principal amount to be outstanding under the Revolving Credit Facility after such principal repayment date; and

(c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless, in the case of a LIBOR Loan, such Business Day falls in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

"LIBOR Interest Rate" means the 30, 60, 90, 120 or 180 day LIBOR Rate plus 140 basis points per annum for any Interest Period (rounded upward, if necessary, to the nearest 1/16th of 1%) at which United States Dollar deposits for the applicable Interest Period are offered to the Bank by lending banks in the London Interbank Market for Eurodollar deposits at approximately 10:00 A.M. New York time two (2) Business Days prior to the commencement of said Libor Loan for the value on such commitment date.

"LIBOR Loan" means any Loan when and to the extent the interest therefor is determined by reference to the LIBOR Interest Rate.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan" or "Loans" means any extension of credit under the Revolving Credit Facility.

"Loan Agreement" means this loan agreement, as amended, supplemented, or modified from time to time.

"Loan Document(s)" means this Loan Agreement, the Note, and all other agreements, documents and instruments at any time given to or held by the Bank in connection with the Revolving Credit Facility.

"Mortgage Loan" means that certain first mortgage loan in the original principal amount of $15,075,000.00 made by the Bank to MapInfo Realty LLC, a wholly owned Subsidiary of the Borrower, covering premises located at One Global View, City of Troy, Rensselaer County, New York.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

"Obligations" means all of the obligations of the Borrower and its Subsidiaries under this Loan Agreement and the other Loan Documents, whether for principal, interest, fees, costs, expenses, taxes, or otherwise and any and all other obligations of the Borrower or its Subsidiaries to the Bank of any nature whatsoever, whether now existing or hereafter arising.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

"Plan" means any employee benefit plan subject to the provisions of ERISA established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

"Prime Loan" means any Loan when and to the extent the interest rate therefor is determined by reference to the Prime Rate.

"Prime Rate" means the per annum fluctuating rate of interest as is publicly announced from time to time by the Bank as its prime rate and which rate may not necessarily be the lowest or best rate of interest charged by the Bank. Each change in the Prime Rate shall take effect on the date such change in the prime rate occurs and without notice to or further action by the Borrower.

"Prime Interest Rate" means the Prime Rate minus fifty (50) basis points.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

"Regulation D" means Regulation D of the Board as amended or supplemented from time to time.

"Reportable Event" means any of the events set forth in Section 4043(b) of Title [1] of ERISA.

"Revolving Credit Facility" means the $15,000,000.00 revolving line of credit established for the Borrower by the Bank pursuant to the provisions of Section 2.01 hereof.

"Revolving Credit Loan(s)" means loans under the Revolving Credit Facility.

"Revolving Credit Note" means the promissory note in the principal amount of $15,000,000.00 referred to in Section 2.05 hereof evidencing the Revolving Credit Facility.

"Subsidiary" means, as to the Borrower, a corporation, to include a limited liability company, of which shares of stock or membership rights having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower. The term Subsidiary as of the date hereof includes MapInfo Canada Inc., MapInfo UK Limited, MapInfo Limited, Southbank Systems Limited, Moleseye Limited, Competitive Consulting Limited, MapInfo GmbH, MapInfo Realty LLC, MapInfo Australia Pty Ltd., ERSIS Australia Pty Ltd. and MapInfo Japan KK.

"Termination Date" means September 26, 2005, or such earlier date on which the Bank exercises its right to accelerate the Revolving Credit Facility as provided herein and in the other Loan Documents; that being the date on which the Bank's obligation to make Revolving Credit Loans ceases and the Revolving Credit Loan and all other sums due under the Loan Documents is paid in full.

SECTION 1.02. Accounting Terms. All accounting terms used in this Loan Agreement are not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNT AND TERMS OF CREDIT FACILITY

SECTION 2.01. Revolving Credit Facility. The Bank agrees, on the terms and conditions hereinafter set forth, to make Loans (the "Revolving Credit Loans") to the Borrower from time to time during the period from the date of this Loan Agreement up to, but not including, the Termination Date, in an aggregate principal amount not to exceed at any one time Fifteen Million and 00/100ths Dollars ($15,000,000.00).

On the Termination Date, the Bank's obligation to make Revolving Credit Loan to the Borrower shall cease and the Borrower shall pay to the Bank all unpaid and outstanding principal due under the Revolving Credit Facility, all accrued and unpaid interest and all other charges due under the Loan Documents.

Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount of not less than $50,000.00, provided that each LIBOR Loan shall be in an amount of not less than $500,000.00. Within the limits of the Commitment, the Borrower may borrow, repay and re-borrow under the Revolving Credit Facility subject to the terms and provisions herein set forth up to the Termination Date. Subject to the terms and provisions hereof the Revolving Credit Loans may be outstanding as Prime Loans or LIBOR Loans. Prime Loans shall have a maturity of ninety (90) days, and LIBOR Loans of one (1), two (2), three (3), four (4) or six (6) months as selected by the Borrower.

The obligation of the Bank to make Revolving Credit Loans, shall be subject to the conditions precedent that on the date each Revolving Credit Loan is made, the following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of Borrower dated the date of each Revolving Credit Loan, stating:

(i) The amount of the Revolving Credit Loan requested;

(ii) That the representations and warranties contained in Article IV of this Loan Agreement, and those contained in the other Loan Documents are true and correct on and as of the date of such Revolving Credit Loan as though made on and as of such date; and

(iii) That no Default or Event of Default has occurred and is continuing, or would result from the Bank making such Revolving Credit Loan, and the Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

The Bank may, in its sole and absolute discretion, waive the foregoing, but a waiver on one or more occasions shall not preclude the Bank from imposing the aforesaid conditions on a future occasion or occasions.

The Revolving Credit Facility shall be evidenced by the Revolving Credit Note referred to in Section 2.05 hereof. Interest on the outstanding principal due under the Revolving Credit Facility shall be paid at the interest rates, in the manner and at the intervals provided in Sections 2.04 and 2.07 hereof.

SECTION 2.02 Notice and Manner of Borrowing. The Borrower shall give the Bank written or telegraphic notice (effective upon receipt) of each Revolving Credit Loan requested, at least one (1) Business Day before each Prime Loan and at least two (2) Business Days before each LIBOR Loan, specifying: (1) the date such Revolving Credit Loan is to be made; (2) the amount of such Revolving Credit Loan; (3) the type of Revolving Credit Loan (LIBOR Rate or Prime Rate); and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 12:00 PM eastern standard time on the date of such Revolving Credit Loan and subject to fulfillment of the applicable conditions as set forth in Section 2.01 hereof, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds in such manner as the Borrower may reasonably request. Interest Rate Periods for LIBOR Loans must be for the time periods set forth in the definition of Interest Rate Periods. All notices given under this Section shall be revocable and shall be given not later than 2:00 P.M. eastern standard time on the day which is not less than the number of Business Days specified above for such notice.

SECTION 2.03 Conversion and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or a part of a Loan by giving the Bank notice of at least one (1) Business Day before the conversion into a Prime Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the date on which a renewal or conversion is to occur; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Fifty Thousand Dollars ($50,000.00) in the case of Prime Loans, and Five-Hundred Thousand Dollars ($500,000.00) in the case of LIBOR Loans; and (b) LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.03 shall be irrevocable and shall be given not later than 12:00 PM eastern standard time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan.

SECTION 2.04 Interest Rate. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:

(1) For a Prime Loan at a rate equal to the Prime Rate minus fifty (50) basis points; and

(2) For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus one hundred forty (140) basis points.

Any change in the interest rate based on a change on the Prime Rate shall be effective as of the Business Day on which such change in the Prime Rate become effective and without notice to or further action of the Borrower.

Interest on each LIBOR Loan and Prime Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

Interest on the Revolving Credit Facility shall be paid in immediately available funds as follows:

(1) For each Prime Loan on the 1st day of each calendar month commencing on the first day of the first calendar month after the date of such Loan and continuing until the Termination Date; and

(2) For each LIBOR Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three (3) months, at three (3) month intervals.

SECTION 2.05. Revolving Credit Facility Note. All Revolving Credit Loans shall be evidenced by, and repaid with interest in accordance with a single promissory note of the Borrower in substantially the form of the promissory note annexed hereto as Exhibit "A", and made a part hereof (the "Revolving Credit Note"), duly completed, dated the date of this Loan Agreement and payable to the Bank at the office of the Bank set forth at the beginning of this Loan Agreement or such other office as the Bank shall notify the Borrower of from time to time. The Revolving Credit Note shall evidence the obligation of the Borrower to repay the Revolving Credit Facility to the Bank as provided herein and in the Revolving Credit Note. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Revolving Credit Note the amount and type of each Revolving Credit Loan made and each renewal, conversion, and payment of principal, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance due under the Revolving Credit Facility; provided, however, that the Bank's failure to make such notation with respect to any Revolving Credit Loan or any renewal or conversion thereof, or payment thereon shall not limit or otherwise affect the obligations of the Borrower under this Loan Agreement or the Revolving Credit Note. In lieu of using the schedule attached to the Revolving Credit Note the Bank may record all Advances, payments, renewals and conversions with respect to the Revolving Credit Facility in such other reasonable manner as it may elect, provided that the Bank provides advance notice to the Borrower of the manner of recording to be used. Such record absent manifest error shall be conclusive as to the principal balance due on the Revolving Credit Facility.

SECTION 2.06. Prepayments. The Borrower may, upon at least one (1) Business Days' notice to the Bank, in the case of that portion of the Revolving Credit Facility which is outstanding at the Prime Interest Rate and at least three (3) Business Days' notice to the Bank in the case of those portions of the Revolving Credit Facility which are outstanding at the LIBOR Interest Rate, prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided, that (i) each partial prepayment shall be in a principal amount of not less than Fifty Thousand Dollars ($50,000.00); and (ii) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loan.

SECTION 2.07. Method of Payment. The Borrower shall make each payment due under this Loan Agreement and under the Revolving Credit Note (whether it be interest, principal or some other charge) not later than 12:00 PM Eastern Standard Time on the date when due in lawful money of the United States and in immediately available funds to the Bank at the office of the Bank as set forth at the beginning of this Loan Agreement or such other office as the Bank may direct from time to time. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Loan Agreement, under the Revolving Credit Note or under any other Loan Document, to, upon contemporaneous notice to the Borrower, charge from time to time against any account of the Borrower with the Bank any amount so due. Whenever any payment to be made under this Loan Agreement or under the Revolving Credit Note shall be stated to be due on a Saturday, Sunday, or a public holiday, or the equivalent for banks generally under the laws of the State of New York, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

SECTION 2.08. Use of Proceeds. The proceeds of all Revolving Credit Loans shall be used by the Borrower for the purposes specified in the first "WHEREAS" paragraph of this Loan Agreement. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

SECTION 2.09. Illegality. Notwithstanding any other provision in this Loan Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund LIBOR Loans, then upon notice to the Borrower by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Loan Agreement with respect to such Loans shall be converted to a Prime Loan (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

SECTION 2.10. Disaster. Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that:

(i) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Loan Agreement; or

(ii) The relevant rates of interest referred to in the definition of LIBOR Interest Rate, upon the basis of which the rate of interest for such type of Loan is determined, does not accurately cover the cost to the Bank of making or maintaining such type of Loans;

then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of the Bank to make LIBOR Loans shall be suspended; and (b) the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon shall be converted to a Prime Loan, on the last day of the then current Interest Period applicable to such Loan.

SECTION 2.11. Increased Cost. The Borrower shall pay to the Bank from time to time such amounts as may be necessary to compensate the Bank for additional costs, as hereinafter defined, incurred by the Bank which are attributable to the Bank making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Loan Agreement or the Revolving Credit Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Loan Agreement in Federal, state, municipal, or foreign laws, rules or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any Federal, state, municipal, or foreign laws, rules or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Loan Agreement or the Revolving Credit Note in respect of any LIBOR Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans); or (2) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate; or (3) imposes any other condition affecting this Loan Agreement or the Revolving Credit Note (or any of such extensions of credit or liabilities). The Bank will notify the Borrower of any event occurring after the date of this Loan Agreement which will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines the amount of the Additional Costs payable.

Determinations by the Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining LIBOR Loans or on amounts receivable by it in respect of such Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

SECTION 2.12. Funding Loss Indemnification. The Borrower shall pay to the Bank, upon the request of the Bank, such amounts or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of:

(a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to, acceleration of the such Loans by the Bank; or

(b) any failure by the Borrower to borrow, renew or convert, as the case may be, a LIBOR Loan on the date for borrowing, renewal or conversion thereof, as the case may be, specified in the relevant notice given to the Bank by the Borrower, as herein required.

SECTION 2.13. Default Interest Rate. Upon the occurrence of a payment default the interest rate payable on the Facility shall automatically and without any further action by the Lender increase to a default interest rate equal to four (4%) percent per annum above the Interest Rate in effect on the date of such payment default, not to exceed the highest rate of interest permitted by applicable law.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Bank Establishing the Revolving Credit Facility. The obligation of the Bank to establish the Revolving Credit Facility for the Borrower, is subject to the condition precedent that the Bank shall have received each of the following, in form and substance satisfactory to the Bank and its counsel:

(a) Note. The Revolving Credit Note duly executed by the Borrower;

(b) Loan Agreement and Other Loan Documents. This Loan Agreement duly executed by the Borrower, together with such other Loan Documents, as the Bank may require.

(c) General Certificate. A general certificate, dated as of the date of this Loan Agreement, for the Borrower signed by its secretary certifying to the names of all officers and directors of the Borrower, that the Borrower is duly incorporated, that all necessary corporate action to authorize the Borrower's entry into this Loan Agreement and execution and delivery of all other Loan Documents to which the Borrower is a party has been taken and remains in full force and effect and that any of the following officers of the Borrower, to wit: its CEO/President, its Vice President and Chief Financial Officer, or its Chairman of the Board, are duly authorized and empowered, on behalf of the Borrower, to execute and deliver this Loan Agreement and all other Loan Documents to be executed and delivered by the Borrower.

(d) Charter and By-Laws. Copies of the Borrower's certificate of incorporation and by-laws, and all amendments thereto, together with a certificate of good standing issued by the jurisdiction in which the Borrower is incorporated showing that the Borrower has been duly constituted and is validly existing as a corporation in good standing.

(e) Opinion of Counsel for Borrower. A favorable opinion by legal counsel for the Borrower in substantially the form of the legal opinion annexed hereto as Exhibit "B" and made a part hereof and opining to such other matters as the Bank or its counsel may reasonably request.

(f) Evidence of Corporate Action by Borrower. A certified (as of the date of this Loan Agreement) copy of the corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of this Loan Agreement and all other Loan Documents to which the Borrower is a party or by which it is bound.

(g) Casualty and Risk Insurance. Proof that the Borrower has in full force and effect such casualty and risk insurance as required herein and in the other Loan Documents, in form and content and amount satisfactory to the Bank.

(h) Other Documentation. Such other documents, instruments, agreements, approvals, consents, authorizations and certifications, as the Bank, or its counsel, may request in order to verify and confirm that all of the representations and warranties made by the Borrower hereunder and under the other Loan Documents are true and correct and that the Borrower has complied with all conditions to be complied with by it in connection with the establishment of the Revolving Credit Facility and the making of Advances thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower, as a condition to the Bank establishing the Credit Facility for the Borrower and making Advances thereunder, hereby represents and warrants to the Bank that:

(a) Corporate Existence. The Borrower and each of the Subsidiaries are corporations duly authorized, validly existing, and in good standing under the laws of the state or country of their incorporation, have all requisite power and authority, corporate or otherwise, to own their assets and to transact business as presently conducted by them and to perform all of their obligations under this Loan Agreement, and the other Loan Documents to which they are a party or by which they are bound and that the Borrower and each of its Subsidiaries is duly qualified as a foreign corporation in good standing under the laws of each other jurisdiction in which such qualification is required, including, with respect to the Borrower, the State of New York.

(b) Due Execution. The execution, delivery, and performance by the Borrower of this Loan Agreement and all other Loan Documents has been duly authorized by all necessary corporate action and does not and will not (i) require any consent or approval of the stockholders of the Borrower; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (iii) violate any provisions of the Borrower's certificate of incorporation or by-laws; (iv) result in a breach or constitute a default under any indenture, loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (v) result in, or require, the creation or imposition of a Lien upon or with respect to any property now owned or hereafter acquired by the Borrower, except as otherwise provided herein; and (vi) the Borrower is not in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determinations, or award or any indenture, agreement, lease, mortgage or instrument to which it is a party or by which it is bound, which default would have a material adverse effect on the financial condition or properties of the Borrower.

(c) Approval. No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery, or performance by the Borrower of this Loan Agreement or the other Loan Documents to which it is a party or by which it is bound.

(d) Legal Enforceability. This Loan Agreement and the other Loan Documents constitute legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement of the same may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors rights generally.

(e) Financial Statements. The September 30, 2003 fiscal year end statement and the interim March 31, 2004 statement furnished to the Bank in connection with the Borrower's application for the Revolving Credit Facility, present fairly the financial condition of the Borrower, as of the dates thereof, all in accordance with GAAP applied on a consistent basis, and since the date of such statements there has been no material adverse change in the condition or operations of the Borrower or its Subsidiaries.

(f) Litigation. Except as set forth in Exhibit "C" attached hereto and made a part hereof, there are no actions, suits, or proceedings, pending or threatened against or affecting the Borrower or its Subsidiaries before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which, if determined adversely to the Borrower and/or any of its Subsidiaries would have a material adverse effect on the financial condition, properties or operations of the Borrower and/or any of its Subsidiaries.

(g) Federal Reserve Regulations. The Borrower and its Subsidiaries are not engaged principally in, nor have they an important activity in, the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the Revolving Credit Facility will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to violate in any way Regulations G, T, U or X of the Board.

(h) Labor Disputes and Acts of God. Neither the Borrower's nor any of its Subsidiaries' businesses nor their properties are or have been affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, earthquake, embargo, Act of God, invasion, or casualty (whether or not covered by insurance), which would presently, materially and adversely affect the business, properties or operations of the Borrower and/or its Subsidiaries.

(i) Ownership of Assets. The Borrower has good and marketable title to all assets reflected on its most current balance sheet submitted to the Bank and such properties and assets are not subject to any Liens except the Liens permitted under Section 5.02 (a) hereof. Specifically and without limitation, the inventory and accounts receivable of the Borrower and its Subsidiaries are not subject to any lien or other encumbrance.

(j) Taxes. The Borrower and its Subsidiaries have filed all Federal, state, and local tax returns required to be filed and paid all taxes, assessments and governmental levies and charges due thereon including interest and penalties.

(k) Accuracy of Information. All information supplied, or to be supplied by the Borrower and/or its Subsidiaries, if any, to the Bank in connection with the Revolving Credit Facility are and will be accurate as of the date supplied, contains or shall contain, no misstatement of a material fact, or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were or are made, not misleading.

(l) ERISA. The Borrower and all ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA; neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute ground under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a Plan, nor has PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a multi-employer Plan; Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present market value of all Plan assets exceeds the present value of all vested benefits under each Plan as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower and any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to PBGC under ERISA.

(m) Compliance with Applicable Law. The Borrower and its Subsidiaries are in material compliance with all applicable local, state and Federal laws, rules and regulations, all agreements to which they are a party or by which they are bound, and all judgments, decrees or orders which may be applicable to them.

(n) Hazardous Materials. The Borrower has not used Hazardous Materials on, from, or affecting any of their properties or assets in any manner which violates applicable Federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that, to the best of the Borrower's knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof, have used Hazardous Materials on, from, or affecting such property or asset in any manner which violates applicable Federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(o) Subsidiaries. The Borrower has, as of the date hereof, has the following Subsidiaries: (i) MapInfo GMBH, a German limited liability company, (ii) MapInfo UK Ltd., a private limited company organized under the laws of England, (iii) MapInfo Ltd., a private limited company organized under the laws of England; (iv) Southbank Systems Limted, a private limited company organized in the United Kingdom; (v) Moleseye Limited, a private limited company organized under the laws of Scotland; (vi) Competitive Consulting Limited, a private limited company organized under the laws of England; (vii) MapInfo Australia Pty Ltd., an Australian business corporation; (viii) ERSIS Australia Pty Ltd., an Australian business corporation; (ix) MapInfo Canada, Inc., a Canadian corporation and (x) MapInfo Japan KK, a Japanese corporation. The Borrower is the owner of at least 99% of all of the issued and outstanding shares of stock, or the controlling interest, in each Subsidiary.

(p) Licenses and Trademarks. The Borrower and its Subsidiaries possess all licenses, franchises, affiliations, copyrights, trademarks, traderights, tradenames and patent and patent rights, which are required for the conduct of their businesses as presently conducted without conflict with the rights of others and within the states and countries in which the Borrower and its Subsidiaries are conducting business.

(q) No Defaults On Outstanding Judgments or Orders. The Borrower and its Subsidiaries have satisfied all judgments which affect them, and they are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or Federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

(r) Solvency. The Borrower is solvent and it and its Subsidiaries have not: (i) filed a petition seeking relief from any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of their assets appointed by Court order or otherwise; or (iv) failed to pay or admitted in writing their inability to pay debt generally as they become due.

(s) Fiscal Year. The Borrower's Fiscal Year end, as of the date of this Loan Agreement, is September 30.

(t) Conformity of Financial Covenants. The financial covenants contained in subparagraph 5.02 (f), (g) and (h) herein are basically the same as the financial covenants contained, as of the date hereof, in the documents evidencing that certain revolving credit facility in the principal amount up to $10,000,000.00 established for the Borrower by J.P. Morgan Chase and that certain term loan in the original principal amount of $3,000,000.00 made by J.P. Morgan Chase to the Borrower.

ARTICLE V

Covenants

SECTION 5.01. Affirmative Covenants. The Borrower hereby covenants and agrees that, from the date hereof until the full satisfaction of the Obligations of the Borrower to the Bank under this Agreement and all other Loan Documents, or otherwise with respect to the Credit Facility, that it will:

(a) Payment of Taxes, etc. Pay and discharge and cause each of its Subsidiaries to pay and discharge (i) all taxes, assessments, and governmental charges or levies imposed upon them or their income or profits, or upon any properties belonging to them, prior to the date on which penalties attach thereto, and (ii) all lawful claims which, if unpaid, might become a lien or charge against the Borrower's or any of its Subsidiaries properties, provided that the Borrower and/or its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, or claim, which is being contested in good faith and in appropriate proceedings, and for which adequate reserves have been established. Provided, however, that if the Bank, in its opinion, feels that the Borrower's or any of its Subsidiaries' failure to pay such tax, assessment, charge, levy or claim adversely affects the Borrower's ability to perform its obligations hereunder or under any of the other Loan Documents, then the Borrower, upon request of the Bank, shall immediately pay or cause the same to be paid.

(b) Maintenance of Insurance. Maintain, and cause its Subsidiaries to maintain, insurance with financially sound insurers on their properties, both real and personal, against such risks as fire, public liability and lack of fidelity by employees and such other risks as are customarily insured against by companies doing the same or similar business as the Borrower and its Subsidiaries, or as required by the Bank, and where appropriate, or required, cause such insurance to name the Bank as loss payee as its interest may appear.

(c) Preservation of Corporate Existence. As to the Borrower and each of its Subsidiaries, preserve, protect, maintain, renew and keep in full force and effect, their corporate existence, rights, franchises, licenses and privileges in the jurisdictions of their incorporation and qualify, and remain qualified, and cause each Subsidiary to remain qualified, as a foreign corporation in each jurisdiction where such qualification is necessary or desirable in view of their business and operations or the ownership of their properties.

(d) Inspection of Records. At any reasonable time, and from time to time, permit the Bank and its agents or representatives, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and/or its Subsidiaries, and to discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with any of their officers, directors, accountants, financial advisors and other consultants and/or representatives.

(e) Keeping of Records and Books of Account. At all times keep accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

(f) Maintenance of Properties, etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of their properties (both real and personal), necessary or useful in the proper conduct of the Borrower's and/or its Subsidiaries' businesses, in good working order and condition, ordinary wear and tear excepted.

(g) Payment. Make full and timely payment of the principal, interest and premium, if any, and all other charges due on or with respect to the Revolving Credit Facility, all Obligations and all Indebtedness of the Borrower to any other Person, whether now existing or hereafter arising.

(h) Compliance with Laws. Comply, and cause its Subsidiaries to comply, in all material respects with all applicable Federal, state and local laws, regulations, ordinances, rules, and orders, including Regulations U, T and X of the Board affecting the Borrower and its Subsidiaries, or their properties, both real and personal.

(i) Hazardous Materials. Refrain from using Hazardous Materials on, from, or affecting the Borrower's properties or assets in any manner which violates applicable Federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and preclude any tenant or subtenant, from using Hazardous Materials on, from, or affecting the Borrower's properties or assets in any manner which violates applicable Federal state and local law, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials. Without limiting the foregoing, the Borrower shall not cause or permit its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with applicable Federal, state and local laws or regulations, nor shall Borrower cause or permit, as a result of any intentional or unintentional act or omission on the part of the Borrower, or any tenant or subtenant, a release of Hazardous Materials onto its properties or assets or onto any other property. The Borrower shall comply with, and ensure that all tenants and subtenants of the Borrower will comply with all applicable Federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. The Borrower shall, (a) conduct and complete all investigations, studies, samplings, and testing, and all remediation, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from, or affecting its properties or assets (i) in accordance with all applicable Federal, state and local laws, ordinances, rules, regulations and policies, (ii) to the satisfaction of Bank, and (iii) in accordance with the orders and directives of all Federal, state and local government and quasi-governmental authorities, and (b) defend, indemnify, and hold harmless the Bank, its employees, agents, officers, and directors, from and against any claims, demands penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind of nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands or government authorities, or any policies or requirements of the Bank, which are based upon or in any way related to such Hazardous Materials including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. The provisions of this paragraph shall be in addition to, and not in limitation of, any and all other obligations and liabilities the Borrower may have to the Bank at common law with respect to the presence of Hazardous Materials at its properties, and shall survive the transactions contemplated herein.

(j) Compliance with ERISA. Comply, and cause all ERISA Affiliates to comply, in all material respects with all applicable provisions of ERISA and the regulations and the published interpretations thereunder.

(k) Conduct of Business. Continue, and cause its Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as currently conducted by them.

(l) Conditions to Acquisitions and Mergers. Not later than fifteen (15) days prior to any acquisition of any Person of all or substantially all of the assets of any Person by the Borrower, or any of its Subsidiaries, or the merger of any Person into the Borrower, and/or any of its Subsidiaries, in each case in which any proceeds of Funded Debt are used for the purposes of such acquisition or merger, provide the Bank with a certificate, along with reasonable supporting information certified by the Chief Financial Officer of the Borrower showing the calculation of the financial covenant set forth in Section 5.02(f), hereof, on a consolidated and consolidating pro forma basis as of the date of such acquisition or merger, and certifying that no Default or Event of Default, hereof has or will occur as a result of such acquisition or merger.

(m) Financial Statements. Furnish to the Bank the following financial information: (i) as soon as available, but in any event not later than 120 days after the close of the Borrower's Fiscal Year end a copy of the Borrower's annual audited financial statement for such fiscal year done on a consolidated basis including a balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal year, and statements of income and retained earnings, and of source and applications of funds of the Borrower and its Subsidiaries for such fiscal year, certified by an independent certified public accountant of recognized standing acceptable to the Bank, together with a certificate prepared and certified to the Bank by the Borrower's chief financial officer showing the calculation of each financial covenant referred to in Section 5.02(f), (g) and (h) hereof as of the end of each such Fiscal Year and stating that to the best of said chief financial officer's knowledge that no Default or an Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto; (ii) as soon as available but in any event not later than sixty (60) days after the close of the Fiscal Year end of the Borrower, consolidated and consolidating Borrower prepared, and certified by the Borrower's chief financial officer, financial statements of the Borrower and its Subsidiaries as of the end of such Fiscal Year setting forth in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail and in conformity with GAAP and to include a balance sheet and a statement of income and retained earnings; (iii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, interim consolidated and consolidating Borrower prepared financial statements of the Borrower and its Subsidiaries as of the end of such fiscal quarter setting forth in comparative form the corresponding figures for the preceding fiscal quarter, all in reasonable detail, and in conformity with GAAP and to include a balance sheet and a statement of income and retained earnings and certified by the Borrower's chief financial officer; (iv) promptly after the same are sent, copies of all proxy statements, financial statements and reports which the Borrower sends to its shareholders and promptly after the same are filed, copies of all regular, periodic and special reports and all registrations statements which the Borrower may make to or file with any governmental authority, agency, commission, board or bureau, to include without limitation the Securities and Exchange Commission, and (v) within 15 days of request, such additional financial information and documentation relating to the business of the Borrower and its Subsidiaries as the Bank may request.

(n) Reports. Furnish to the Bank the following: (i) immediately upon becoming aware that the holder of any obligation or debt due by the Borrower, or any of its Subsidiaries, to any Person other than the Bank, has given notice to or taken any action with respect to a claimed default or event of default, a written notice specifying what action has been taken by such holder, the nature of the claimed default and what action the Borrower and/or its Subsidiaries have, or intend to take, with respect thereto; (ii) immediately, upon receipt, a copy of all management letters received by the Borrower from its accountants, financial advisors or consultants; (iii) promptly, after the same are sent or filed, copies of all financial statements or reports which the Borrower must file or send to any governmental authority, agency, commission, board or bureau, (iv) as soon as possible, in any event within three (3) days after occurrence of: (x) any Default or Event of Default or (y) each event resulting in a material adverse change in the financial conditions or operations of the Borrower or any of its Subsidiaries, a written notice signed by the chief financial officer of the Borrower, setting forth the details of each Default or Event of Default or other event and the action the Borrower proposes to take with respect thereto; (v) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, commenced against the Borrower, or any of its Subsidiaries, which if determined adversely to the Borrower or any of its Subsidiaries could have a material adverse effect on their financial condition, properties or business operations; (vi) promptly after filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower files with or receives from PBGC or the U.S. Department of Labor under ERISA, and as soon as possible, and in any event within ten (10) days after the Borrower knows or has reason to know that any "Reportable Event" or "Prohibited Transaction" has occurred with respect to any Plan, or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate signed by its chief financial officer, setting forth the details as to such "Reportable Event" or "Prohibited Transaction" or Plan termination and the action the Borrower proposes to take with respect thereto, and (vii) such other information and documentation with respect to the condition and business operations and properties of the Borrower and its Subsidiaries as the Bank, from time to time, may reasonably request.

(o) Change of Fiscal Year. The Borrower will not change, or cause or permit any of its Subsidiaries to change their Fiscal Year ends, each of which are currently September 30, except upon prior written notice to the Bank.

SECTION 5.02. Negative Covenants. The Borrower covenants and agrees that, from the date hereof until the full satisfaction of the obligations and liabilities of the Borrower to the Bank under this Loan Agreement, the Revolving Credit Note and all other Loan Documents, or otherwise with respect to the Revolving Credit Facility, it will not without the Bank's prior written consent:

(a) Liens, etc. Create, incur, assume, or suffer or exist any mortgage, deed of trust, Lien, pledge, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of the Borrower's or any of its Subsidiaries' properties, to include without limitation all of the Borrower's and each Subsidiaries accounts receivable and inventory now owned or hereafter acquired or assign or otherwise convey any right to receive income, except: (i) liens imposed by law, such as carriers', warehousemens', workmens', repairmens', vendors', or mechanics' liens and other similar liens arising in the ordinary course of business and which secure sums which are not past due; (ii) mortgages, liens, pledges, and security interests in favor of the Bank; (iii) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property, or minor irregularities in title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of money, and which, in the aggregate, do not materially detract from the value of the business, property or assets of the Borrower or its Subsidiaries; (iv) liens arising out of judgments and awards in respect of which the Borrower or its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the Borrower or its Subsidiaries shall have secured a subsisting stay of execution pending such an appeal or proceedings for review, provided the Borrower or, where applicable, its Subsidiaries shall have set aside on their books adequate reserves with respect to such judgment and award; (v) liens for taxes, assessments, or governmental charges or levies to the extent permitted under Section 5.01(a) hereof; (vi) deposits, liens, or pledges to secure the payment of worker's compensation, unemployment insurance, old-age pensions, or social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of the Borrower's or, where applicable, its Subsidiaries businesses; (vii) statutory landlords' liens under leases to which Borrower is a party; (viii) existing liens on leased equipment; and (ix) liens on equipment furniture or fixtures or computer hardware and/or software provided such liens in the aggregate do not secure at any time Indebtedness in an amount more than $3,000,000.

(b) Investments. Invest its cash and other liquid assets as shown on the Borrower's most recent financial statement in other than: (i) investments in readily marketable, direct obligations of the United States of America or obligations guaranteed by the United States of America, provided that such obligations mature no later than one (1) year from the date of the acquisition thereof; (ii) in Dollar denominated certificates of deposit issued by any domestic commercial bank having capital and surplus in excess of $1,000,000,000 and rated investment grade or better by Moody's Investor Service, Inc. or Standard & Poor's Corporation; (iii) commercial or finance paper of any Person which has been classified for rating purposes by Moody's Investor Service, Inc. as "Prime-I" or by Standard & Poor's Corporation as "A-I", and/or (iv) other investment grade securities.

(c) Sales, Etc. of Assets. (i) Sell, transfer, assign, lease, or otherwise dispose of, or cause any of its Subsidiaries to sell, transfer, assign, lease or otherwise dispose of, all or a substantial part of their properties or assets, except in the ordinary course of business as presently conducted and for full and adequate consideration and except for any sales, transfers, assignments, leases or other disposals in any Fiscal Year up to an aggregate of $3,000,000; or (ii) sell, transfer, discount, or otherwise dispose of notes, accounts receivable or other rights to receive payment with or without recourse, except for collection of accounts receivable in the ordinary course of business.

(d) Alteration of Business. Materially alter, or cause any of its Subsidiaries to materially alter, the nature of their businesses from that as presently conducted.

(e) Hazardous Materials. Cause or permit any of the Borrower's properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable Federal, state and local laws or regulations, nor shall the Borrower cause or permit, as a result of any intentional act or omission on their part or on the part of any tenant or subtenant, a release of Hazardous Materials onto such property or asset or onto any other property nor shall Borrower fail to utilize its best efforts to prevent any intentional act or omission on the part of Borrower, or any tenant or subtenant of the Borrower, which shall cause or permit a release of Hazardous Materials onto such property or asset or onto any other property.

(f) Funded Debt to Cash Ratio. Permit the Borrower's consolidated Funded Debt, less Funded Debt pursuant to the Mortgage Loan, to exceed fifty percent (50%) of its cash and investments at any time.

(g) Net Loss. Permit the Borrower's consolidated net loss to exceed $3,000,000.00 during any fiscal quarter, or $6,000,000.00 during any Fiscal Year.

(h) Acquisitions. Acquire the stock or substantially all of the assets of any person if after giving effect to such transaction the ratio of consolidated Funded Debt less Funded Debt pursuant to the Mortgage Loan exceeds fifty percent (50%) of its cash and investments at any time.

(i) Transactions With Affiliates and Subsidiaries. Enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service with any Subsidiary or Affiliate, or permit any Subsidiary or Affiliate to enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or Subsidiary, except in the ordinary course of the Borrower's and/or such Subsidiary's or Affiliate's business and upon fair and reasonable terms, no less favorable to the Borrower, or such Subsidiary or Affiliate, as then would be obtained in a comparable arm's length transaction with a Person not an Affiliate or Subsidiary.

(j) Mergers, Etc. Permit any Person to acquire all or substantially all of the Borrower's or any of its Subsidiaries' assets or consolidate with or merge into any Person or permit any Person to merge into it unless the Borrower is the surviving entity.

ARTICLE VI

DEFAULT

SECTION 6.01. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder and under the Revolving Credit Note and all other Loan Documents:

(a) Non-Payment. The failure of the Borrower, or anyone else liable therefor, to make within three (3) Business Days of when due, whether by acceleration, demand or otherwise, any payment of interest, principal or any other sums payable hereunder, under the Revolving Credit Note or under any other Loan Document;

(b) Non-Performance. The failure of the Borrower or anyone else responsible, to otherwise fully, timely and substantially comply with the terms, conditions and provisions to be complied with by them hereunder or under the Revolving Credit Note or under any other Loan Document;

(c) Failure of Representation and Warranties. Any representation or warranty made herein or in any other Loan Document or financial statement submitted to the Bank by the Borrower shall have been false and/or misleading in any material respect when made or given;

(d) Dissolution. The dissolution or termination of the existence, for any reason, of the Borrower;

(e) Default under the Loan Documents. The occurrence of any Event of Default under the Revolving Credit Note or any other Loan Document;

(f) Bankruptcy, Insolvency, Etc. If the Borrower should discontinue business, or the Borrower or any of its Subsidiaries should (i) make a general assignment for the benefit of creditors, or (ii) generally not, or shall be unable to, or shall admit in writing their inability to pay their debts as such debts become due, or (iii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or any part of their assets, or (iv) be adjudicated bankrupt or insolvent, or (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether or not now in effect, or have any such petition or application filed or any such proceeding commenced against them, or any of them, or by act or omission indicate their consent to, approval of, or acquiescence in any such petition, application or proceeding, or order for relief, or the appointment of a custodian, receiver or trustee of all or substantially all of their properties, or (vi) suffer or permit to continue unstayed and in effect for a period of thirty (30) days any judgment entered by any court or governmental agency for damages in the amount in excess of $75,000.00;

(g) Default with Respect to Other Indebtedness Due Bank. The occurrence of an Event of Default under or with respect to any other present or future Obligations due the Bank by the Borrower or any of its Subsidiaries, including, without limitation, the Mortgage Loan;

(h) Invalidity of Loan Agreement, Etc. This Loan Agreement, the Revolving Credit Note and/or any other Loan Document should at any time, after their respective execution and delivery, for any reason cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny that it has any further liability or obligation under this Loan Agreement, the Revolving Credit Note or the other Loan Documents;

(i) Default With Respect to Other Indebtedness. The Borrower shall fail to pay any Indebtedness owing by it to Persons other than the Bank (to include indebtedness due JP Morgan Chase), including principal, interest, premiums and other charges when due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or the Borrower shall fail to perform, or fail to cause any of its Subsidiaries to perform, any term, covenant and agreement on its and their part to be performed under any agreement or instrument evidencing, securing or relating to any Indebtedness owed by the Borrower to Persons other than the Bank when required to be performed, if the effect of such failure is to accelerate or permit the holder or holders of such Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate the maturity of the Indebtedness, unless such failure to perform shall be waived in writing by the holder or holders of such indebtedness or such trustee or trustees therefore, and the Bank shall have received a copy of such waiver;

(j) Default With Respect to ERISA. A Reportable Event shall have occurred with respect to any Plan and (i) the Bank is notified by the Borrower, in writing, that the Borrower or any ERISA Affiliate has determined that such Reportable Event constitutes a reasonable ground for termination of such Plan by the PBGC or the appointment of a receiver to administer the Plan by an appropriate U.S. District Court, or (ii) such proceedings are commenced or such appointment occurs;

Section 6.02 Remedies on Default. Upon the occurrence of any Event of Default, as aforesaid, then at any time thereafter the Bank, in its sole discretion, may take one or more of the following actions at the same or different times:

(a) Terminate its obligation to make Advances, if at such time the Bank has any obligation to make Advances;

(b) Declare the Revolving Credit Note and all other Obligations to be forthwith due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(c) Exercise all rights and remedies available to the Bank hereunder or under any other Loan Document; and/or

(d) Exercise any and all other rights and remedies available to the Bank, at law or in equity.

Notwithstanding the foregoing, it is agreed that upon the occurrence of an Event of Default specified in Section 6.01(f) hereof the Revolving Credit Note and all other Obligations shall forthwith become due and payable automatically and the obligation of the Bank to make Advances, if such obligations then exists, shall automatically terminate, all without notice, demand or protest, all of which are hereby waived.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank, or any other holder of the Revolving Credit Note, in exercising any right, power, or remedy hereunder, under the Revolving Credit Note or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder, under the Revolving Credit Note or under any of the other Loan Documents. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law and/or available in equity.

SECTION 7.02. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Loan Agreement, the Revolving Credit Note or any other Loan Document, nor consent to any departure by the Borrower or any of its Subsidiaries, from the terms and provisions contained in the Loan Documents, shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.03. Addresses for Notices, Etc. All notices, requests, demands, and other communications provided for hereunder shall be in writing (including telegraphic and telefaxed communications) and shall be sufficiently given when received or three (3) days after mailing (whichever first occurs) and, if delivered by mail, shall be sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Borrower or the Bank, as the case may be, at the addresses listed below or such other address as a party may notify the other of in the manner as herein required, from time to time:

To the Borrower:

MapInfo Corporation
One Global View
Troy, New York 12180
Attention: Wayne McDougall, Chief Financial Officer
Telefax No.:(518) 285-7060

To the Bank:

Charter One Bank, N.A.
833 Broadway
Albany, New York 12207
Attention: MapInfo Corporation Account Officer
Telefax No.:(518) 426-6458

SECTION 7.04. Costs and Expenses. The Borrower agrees to pay at closing all costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Loan Agreement, the Revolving Credit Note and the other Loan Documents, up to the sum of $2,500.00. Borrower further agrees to pay on demand all costs and expenses, to include reasonable attorneys fees, incurred by the Bank in connection with the enforcement of this Loan Agreement, the Revolving Credit Note and the other Loan Documents, whether or not a suit or proceeding should is initiated, including those incurred in any bankruptcy or insolvency proceeding.

SECTION 7.05. Binding Effect; Assignment. This Loan Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns, and in the case of the Bank a participant, except that the Borrower shall have no right to assign any of its rights and/or obligations hereunder, or under the other Loan Documents without the prior written consent of the Bank.

SECTION 7.06. Governing Law. This Loan Agreement and the other Loan Documents shall, except as otherwise specifically provided, be governed by, construed and enforced in accordance with the laws of the State of New York.

SECTION 7.07. Severability of Provisions. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.08. Participation. The Bank reserves the right to assign or obtain participants in the Revolving Credit Facility without restrictions. No participant shall be entitled to receive any greater payment with regard to yield protection or otherwise than the Bank would have been entitled to receive under this Loan Agreement. The Bank may furnish to participants and assignees (including prospective participants and assignees) any or all information concerning the Borrower and its Subsidiaries received by the Bank from time to time pursuant to the terms of this Loan Agreement and the other Loan Documents.

SECTION 7.09. Survival of Loan Agreement, Etc. All covenants, agreements, representations and warranties made herein and in the other Loan Documents shall survive the making by the Bank of the Revolving Credit Facility to the Borrower and the execution and delivery to the Bank of this Loan Agreement, the Revolving Credit Note and all other Loan Documents and shall continue in full force and effect so long as the Revolving Credit Facility are outstanding and unpaid.

SECTION 7.10. Waiver of Trial by Jury, Etc. The Bank and the Borrower hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or proceeding or counterclaim arising in connection with, out of or otherwise relating to this Loan Agreement, the Revolving Credit Note or any other Loan Document. Further, the Borrower hereby irrevocably (a) submits, in any legal proceeding relating to this Loan Agreement, the Revolving Credit Note and/or any other Loan Document to the non-exclusive, in personam jurisdiction of any New York State or United States Court of competent jurisdiction sitting in the State of New York, County of Albany and agrees to suit being brought in any such Court, (b) agrees to service of process in any such legal proceeding by mailing copies thereof (by registered or certified mail (if practicable), postage prepaid, or by telefax to the Borrower at the address for the Borrower as set forth in Section 7.03 hereof, or such other address as the Borrower shall notify the Bank of in the manner required by Section 7.03 hereof, and (c) agrees that nothing contained herein shall affect the Bank's right to effect service of process in any other manner permitted by applicable law.

SECTION 7.11. Right of Setoff. Upon the occurrence or during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Bank to or for the credit or account to the Borrower against any and all of the Obligations of the Borrower now or hereinafter existing under this Loan Agreement, the Revolving Credit Note and all other Loan Documents, or otherwise, irrespective of whether or not the Bank shall have made any demand under this Loan Agreement, the Revolving Credit Note or any other Loan Document and although such obligation may be unmatured. The Bank agrees to give the Borrower contemporaneous notice of any such setoff provided that the failure to give such notice shall not effect the validity of such setoff. The rights of the Bank under this Section are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which the Bank may otherwise have.

Section 7.12. Headings. Article, Section and Paragraph headings contained in this Loan Agreement are included herein for the convenience of reference only and shall not constitute a part of this Loan Agreement for any other purpose and shall not be deemed to control or affect the meaning or interpretation of any part of this Loan Agreement.

(signatures on following page)

  IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers, as of the date first above written.

CHARTER ONE BANK, N.A.
BY:	/s/ Patricia Linen-Ryan Patricia Linen-Ryan, Vice President

MAPINFO CORPORATION
BY:	/s/ Wayne McDougall Wayne McDougall, Vice President and Chief Financial Officer

STATE OF NEW YORK )

COUNTY OF ALBANY ) ss.:

On this 29th day of September, 2004, before me, the undersigned, personally appeared Patricia Linen-Ryan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Sharon Leonard

Notary Public-State of: New York

STATE OF NEW YORK )

COUNTY OF ALBANY ) ss.:

On this 29th day of September, 2004, before me, the undersigned, personally appeared Wayne McDougall, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Matthew Hoff

Notary Public-State of: New York

EXHIBIT "A"

REVOLVING CREDIT NOTE

EXHIBIT "B"

ATTORNEY OPINION LETTER

EXHIBIT "C"

LITIGATION

TABLE OF CONTENTS

PAGE

ARTICLE III CONDITIONS PRECEDENT
Section 3.01 Conditions Precedent to the Bank Establishing the Credit Facilities	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties of the Borrower	34

ARTICLE V COVENANTS
Section 5.01 Affirmative Covenants	42

ARTICLE VI DEFAULT
Section 6.01 Events of Default	59
Section 6.02 Remedies Upon Default	62

LOAN AGREEMENT

RE: $15,000,000.00 REVOLVING

REVOLVING CREDIT FACILITY

MAPINFO CORPORATION

and

CHARTER ONE BANK, N.A.

DATED AS OF

September 29, 2004